BofI Holding, Inc. Announces Acquisition of Equipment Leases and Operations of Pacific Western Equipment Finance
Transaction expected to provide attractive strategic and financial benefits to the Bank
Company will provide details on a call at 7:30 AM ET April 4, 2016

SAN DIEGO, CA - (MARKETWIRED) - April 4, 2016 - BofI Holding, Inc. (NASDAQ: BOFI) (the "Company"), parent company of BofI Federal Bank (the “Bank”), announced that the Bank has closed an asset purchase agreement in which the Bank acquired certain assets and assumed certain operations of Pacific Western Equipment Finance (“EQF”), which are headquartered in Salt Lake City, from Pacific Western Bank. The transaction closed on March 31, 2016.

The Bank acquired certain assets and will operate on an ongoing basis the equipment lending operations of EQF as follows:

•	The Bank acquired approximately $140 million of equipment leases diversified across 36 states and Canada and over 50 industries

•	The Bank will retain approximately 25 existing employees, including EQF’s entire senior management team

•	The EQF team will become a part of the Bank’s C&I lending group and continue to conduct equipment lending operations at existing loan production and servicing office in Utah

The transaction is expected to be accretive to earnings per share within the first year post-closing, including the lease purchase price premium of approximately 2.5% and certain one-time expenses.

“We are very excited to welcome the Salt Lake City based EQF Group to the Bank,” stated Greg Garrabrants, President and Chief Executive Officer of BofI Federal Bank. “The addition of EQF immediately makes us an established lender in the equipment leasing space. EQF’s relationships and strong credit history provide a platform from which we can scale the business in an efficient and profitable way. It adds a new vertical to our C&I lending group, further diversifying our commercial lending capabilities.”

With roots dating back to the 1970s, EQF is an established leader in financing for business equipment to middle market companies. EQF provides direct and indirect financing on essential-use equipment ranging from $250,000 to $5 million. The current EQF management team operated independently as Marquette Equipment Finance from 2006 to 2012 before being acquired by Pacific Western Bank in January 2012.

The Company will provide additional details regarding the EQF acquisition and an update on financial results for the third quarter ended March 31, 2016 in a pre-recorded call available by phone starting at 7:30 a.m., Eastern Time, today, April 4, 2016. Interested parties may listen to the call by dialing toll-free number 877-523-5612, passcode 1638595. The call will be available for approximately 90 days.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $6.7 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements regarding the effects on the Company’s earnings per share from the transaction with Pacific Western Equipment Finance, and the Company’s ability to scale the business efficiently and profitably and realize other anticipated benefits from the transaction. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation our ability to successfully combine and integrate the assumed leases and business operations of Pacific Western Equipment Finance, our ability to do so without disrupting our ongoing business, and general business risks such as changes in interest rates, inflation, government regulation, general economic conditions and other factors beyond our control. These and other risks and uncertainties are detailed in the Company’s periodic reports filed with the Securities and Exchange Commission and could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com